Exhibit. 10.5

THIRD AMENDMENT

OF

ENTEGRIS, INC.

401(k) SAVINGS AND PROFIT SHARING PLAN

(2005 Restatement)

WHEREAS, Entegris, Inc. (the “Principal Sponsor”) has heretofore established and maintains a 401(k) and profit sharing plan which was amended and restated in a document effective August 5, 2005, and entitled “ENTEGRIS, INC. 401(k) SAVINGS AND PROFIT SHARING PLAN (2005 Restatement),” as amended by two amendments (collectively, the “Plan Statement”); and

WHEREAS, The Principal Sponsor has reserved to itself the power to make further amendments of the Plan Statement.

NOW, THEREFORE, The Plan Statement is hereby amended as follows:

1. MATCHING CONTRIBUTIONS. Effective for Plan Years beginning on or after January 1, 2006, the last sentence of Section 3.3.1 of the Plan Statement shall be amended to read in full as follows:

Such Employer matching contributions made with respect to any elective contributions made during any quarter of the Plan Year shall be delivered to the Trustee for deposit in the Fund no later than the last day of the immediately following quarter of the Plan Year.

2. HARDSHIP DISTRIBUTIONS. Effective for all hardship distributions made on or after January 1, 2006, Section 7.2.2(a) of the Plan Statement shall be amended to read in full as follows:

(a)	Purposes. Hardship distributions shall be allowed under Section 7.2.2 only if the Participant establishes that the hardship distribution is to be made for one of the following purposes:

(i)	expenses for (or necessary to obtain) medical care for the Participant, the Participant’s spouse or any dependents of the Participant (as defined in section 152 of the Code and without regard to sections 152(b)(1), 152(b)(2) and 152(d)(1)(B) of the Code) that would be deductible under section 213 of the Code (determined without regard to whether the expenses exceed seven and one-half percent (7.5%) of adjusted gross income),

(ii)	costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments),

(iii)	payment of tuition, room and board and related educational fees for the next twelve (12) months of post-secondary education for the Participant or the Participant’s spouse, children or dependents (as defined in section 152 of the Code and without regard to sections 152(b)(1), 152(b)(2) and 152(d)(1)(B) of the Code),

(iv)	payments necessary to prevent the eviction of the Participant from the Participant’s principal residence or foreclosure on the mortgage of that principal residence,

(v)	payments for burial or funeral expenses of the Participant’s deceased parent, spouse, children or dependents (as defined in section 152 of the Code and without regard to section 152(d)(1)(B) of the Code), or

(vi)	expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under section 165 of the Code (determined without regard to whether the loss exceeds ten percent (10%) of adjusted gross income).

Such purposes shall be considered to be an immediate and heavy financial need of the Participant.

3. HARDSHIP DISTRIBUTIONS. Effective for all hardship distributions made on or after January 1, 2006, the second to the last sentence of Section 7.2.2(b) of the Plan Statement shall be amended to read in full as follows:

In addition, a hardship distribution which includes a portion of the Participant’s Retirement Savings Account shall not be allowed unless the Participant has obtained all distributions, including distribution of ESOP dividends under section 404(k) of the Code but not including other hardship distributions, and all nontaxable loans (at the time of the loan) currently available under all plans maintained by the Employer and Affiliates.

4. APPENDIX D. Effective for Plan Years beginning on or after January 1, 2006, Appendix to the Plan Statement shall be amended by substituting therefore the Appendix D attached to this amendment.

5. SAVINGS CLAUSE. Save and except as hereinabove expressly amended, the Plan Statement shall continue in full force and effect.

APPENDIX D

401(k), 401(m) & 402(g) COMPLIANCE

Introduction. This Appendix D contains rules for complying with the nondiscrimination provisions of sections 401(k) and 401(m) of the Code and the limitations imposed under section 402(g) of the Code.

SECTION 1

SECTION 402(g) COMPLIANCE

1.1.	Excess Deferrals.

1.1.1. In General. A Participant may attribute to this Plan any excess deferrals made during a taxable year of the Participant by notifying the Committee in writing not later than the March 1 following such taxable year of the amount of the excess deferral to be assigned to the Plan. A Participant shall be deemed to have notified the Plan of excess deferrals to the extent the Participant has excess deferrals for the taxable year calculated by taking into account only the amount of elective contributions allocated to the Participant’s Retirement Savings Account and to any other plan of the Employer and Affiliates. Notwithstanding any other provision of the Plan Statement, a Participant’s excess deferrals, plus any income and minus any loss allocable thereto, shall be distributed to the Participant no later than the first April 15 following the close of the Participant’s taxable year. If a Participant is eligible to make catch-up contributions pursuant to Section 2 of the Plan Statement but such Participant does not make the catch-up contributions or does not make the maximum allowable catch-up contributions for such taxable year, then the Participant’s excess deferrals shall first be re-characterized as catch-up contributions, to the extent permitted under section 414(v) of the Code, and any remaining excess deferrals, plus any income and minus any loss allocable thereto, shall be distributed to the Participant no later than the first April 15 following the close of the Participant’s taxable year.

1.1.2. Definitions. For purposes of this Appendix, excess deferrals shall mean the amount of elective contributions allocated to the Participant’s Retirement Savings Account for a Participant’s taxable year and which the Participant or the Employer, where applicable, allocates to this Plan pursuant to the claim procedure described below.

1.1.3. Claims. The Participant’s claim shall be in writing; shall be submitted to the Committee not later than March 1 with respect to the immediately preceding taxable year; shall specify the amount of the Participant’s excess deferrals for the preceding taxable year; and shall be accompanied by the Participant’s written statement that if such amounts are not distributed, such excess deferrals, when added to amounts deferred under other plans or arrangements described in sections 401(k), 402A, 408(k), 408(p), 457, 501(c)(18) or 403(b) of the Code, will exceed the limit imposed on the Participant by section 402(g) of the Code for the taxable year in which the deferral occurred. The Employer shall notify the Plan on behalf of the Participant where the excess deferrals occur in the Plan or the combined plans of the Employer and Affiliates.

1.1.4. Determination of Income or Loss. The excess deferrals shall be adjusted for income or loss. Unless the Committee and the recordkeeper for the Plan agree otherwise in writing, the income or loss allocable to excess deferrals shall be equal to the sum of:

(a)	Income or Loss for the Plan Year. The income or loss allocable to excess deferrals for the Plan Year shall be determined by multiplying the income or loss allocable to the Participant’s elective contributions for the Plan Year ending within such preceding taxable year by a fraction, the numerator of which is the excess deferrals on behalf of the Participant for such preceding taxable year and the denominator of which is the Participant’s Retirement Savings Account balance attributable to elective contributions on the Valuation Date coincident with or immediately before the last day of such preceding taxable year.

(b)	Income or Loss for the Gap Period. The excess deferrals shall also be adjusted for income or loss for the period between the Valuation Date coincident with or immediately before the last day of such preceding taxable year and the date of distribution (the “gap period”). The income or loss allocable to the excess deferrals for the gap period shall be equal to ten percent (10%) of the income or loss allocable to the distributable excess deferrals for the applicable taxable year (as determined in (a) above) multiplied by the number of whole calendar months that have elapsed since the end of such taxable year including the month of distribution if distribution occurs after the fifteenth (15th) of such month.

1.1.5. Accounting for Excess Deferrals. Excess deferrals shall be distributed from the Participant’s Retirement Savings Account.

1.1.6. Orphaned Matching Contributions. If excess deferrals are distributed pursuant to this Section 1.1, applicable matching contributions under Section 3.3 of the Plan Statement shall be treated as forfeitures and reallocated as provided in Section 6.2 of the Plan Statement.

SECTION 2

SECTION 401(k) COMPLIANCE

This Plan satisfies the nondiscrimination requirements of section 401(k) of the Code using the alternative method set forth in section 401(k)(12) of the Code.

SECTION 3

SECTION 401(m) COMPLIANCE

This Plan satisfies the nondiscrimination requirements of section 401(m) of the Code using the alternative method set forth in section 401(m)(11) of the Code.

SUGGESTED RESOLUTIONS

FOR MEETING OF

BOARD OF DIRECTORS

OF

ENTEGRIS, INC.

WHEREAS, Entegris, Inc. (“Entegris”) has established and maintains a 401(k) and profit sharing plan which, in its most recent amended and restated form, is embodied in a document dated August 5, 2005 and entitled “ENTEGRIS, INC. 401(k) SAVINGS AND PROFIT SHARING PLAN (2005 Restatement)” and as amended by two amendments (collectively referred to as the “Plan Statement”); and

WHEREAS, Entegris wishes to amend the Plan Statement to bring the Plan Statement into compliance with the final 401(k) and 401(m) regulations which are effective for plan years beginning on or after January 1, 2006;

NOW, THEREFORE, BE IT RESOLVED, That the document entitled “THIRD AMENDMENT OF ENTEGRIS, INC. 401(k) SAVINGS AND PROFIT SHARING PLAN (2005 Restatement)” is hereby approved and adopted effective as of the dates stated therein.

RESOLVED FURTHER, That the officers of this corporation are authorized and directed to take all actions necessary or desirable to carry said document into full force and effect and to cause said document to be presented, together with such supporting data as may be necessary, to any agency or agencies of the government for ruling as to whether the same complies with the pertinent provisions of the Internal Revenue Code and, in particular, sections 401(a) and 401(k) thereof, and other applicable provisions of law with authority to make any changes thereof which may be necessary or desirable, in their opinion, in order to obtain a favorable ruling from said agency or agencies.